ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          GREENMAN TECHNOLOGIES, INC.,

                                       AND

                           UNITED WASTE SERVICES, INC.




                          Dated as of September 8, 1998
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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 4th day of September, 1998, by and among UNITED WASTE SERVICE, INC., a Georgia corporation (the "Seller"), and GREENMAN TECHNOLOGIES, INC., a Delaware corporation ("GMTI") and GREENMAN ACQUISITION CORP., a Delaware corporation ("GAC") (hereinafter, GMTI and GAC shall be referred to as the "Purchaser").

                                    Recitals

      A. Seller operates a scrap tire collection and processing business (the "Business") at facilities located in Lawrenceville, Georgia (the "Lawrenceville Facility") and Batesburg, South Carolina (the "Batesburg Facility").

      B. Purchaser desires to purchase and Seller desires to sell certain assets of the Business.

      C. This Agreement sets forth the terms and conditions pursuant to which such assets of the Business shall be transferred from Seller to Purchaser.


                                    Covenants

      In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Assets

      1.1 Purchased Assets. Subject to and upon the terms and conditions set forth herein, the Seller agrees to and will sell, transfer, assign, and deliver to GAC at the Closing (as hereinafter defined) all of its right, title, and interest in and to, and GAC agrees to and will purchase, acquire and take assignment and delivery of, the following assets, properties and business of the Seller which are described generally below and are specifically listed on
Schedule 1.1, as same shall exist on the Closing Date (as hereinafter defined) (collectively, the "Purchased Assets"):

            1.1.1 certain vehicles, including any contents of those vehicles, used in the scrap tire collection and processing operations of the Business which are specifically listed on Schedule 1.1;


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            1.1.2 certain machinery, including parts inventory, used in the processing operations of the Business which are specifically listed on
      Schedule 1.1 (hereinafter the vehicles referenced in Section 1.1.1 and the machinery referenced in Section 1.1.2 shall be referred to herein as the "Fixed Assets");

            1.1.3 the Seller's written customer contracts (the "Written Contracts") pertaining to the Business which are specifically listed on
      Schedule 1.1;

            1.1.4 any of Seller's rights to provide services to the Business's customers (the "Oral Contracts" and, collectively together with the Written Contracts, the "Contracts") as more particulary described on
      Schedule 1.1; and

            1.1.5 all computer hardware and other equipment, tools, maintenance machinery and equipment, furniture and fixtures, leasehold improvements and construction in progress, whether or not reflected as capital assets in the accounting records of the Seller used in the Business which are specifically listed on Schedule 1.1;

            1.1.6 all books, records and accounts, correspondence, production records, technical, manufacturing and procedural manuals, customer and supplier lists, customer leads, covenants not to compete, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Purchased Assets, and any confidential information that has been reduced to documentary form relating to or arising out of the Business (the "Records");

            1.1.7 to the extent transferable, all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Purchased Assets;

      1.2 Excluded Assets. Anything to the contrary in Section 1.1 notwithstanding, the Purchased Assets shall not include the following assets of the Seller: (i) the assets of the Seller that relate to its operations in general or its operation of businesses other than the Business; (ii) cash and cash equivalents and investments, whether short-term or long-term, of the Seller, whether or not relating to the Business; (iii) receivables of the Seller; (iv) all operating data and records of the Seller other than the Records; and (v) any other asset not specifically identified herein as being transferred to the Purchaser pursuant to this Agreement.

                                   ARTICLE II

                  Purchase Price; Assumption of Liabilities

      2.1 Purchase Price. Subject to and upon the terms and conditions set forth herein, as consideration for the Purchased Assets, the Purchaser agrees to and will pay and deliver to the Seller at Closing (in the manner prescribed in Section 3.2), cash and securities of the Purchaser


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as follows (the cash and securities to be paid and delivered are referred to, collectively, as the "Purchase Price"):

            2.1.1 $850,000; plus

            2.1.2 A certificate representing $3,200,000 of the Purchaser's Series B Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), having the rights, restrictions, privileges and preferences set forth in the Stock Designation (as hereinafter defined).

      2.2 Assumed Liabilities. The Purchaser agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully due the following obligations and liabilities of the Seller (the "Assumed Liabilities"):

            2.2.1 all obligations and liabilities of the Seller with respect to the Contracts, which obligations and liabilities arise or relate to periods after the Closing;

            2.2.2 all obligations and liabilities relating to the processing and disposal of all scrap tires and scrap tire processing residual material located at the Lawrenceville Facility and the Batesburg Facility as of the Closing Date (such obligations and liabilities being referred to herein as the "Post-Closing Scrap Tire Disposal Obligations") as further described on Schedule 2.2.2; provided, however, that Purchaser shall not assume any obligations or liabilities for the processing and disposal of any hazardous waste (including any scrap tires or scrap tire processing residual material that may be contaminated with hazardous waste); and

            2.2.3 those other obligations and liabilities of the Seller specifically listed on Schedule 2.2.3.

      For purposes of Section 2.2.2, "hazardous waste" shall be defined as waste defined as, or of a character or in sufficient quantity to be defined as a "hazardous waste" by the Resource Conservation and Recovery Act, as amended, the laws of the State of Georgia or any rules or regulations with respect thereto, or a "toxic substance" as defined in the Toxic Substance Control Act, as amended, or any rules or regulations with respect thereto, or any reportable quantity of a "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any rules or regulations with respect thereto, including any waste whose storage, treatment, incineration or disposal requires a special license or permit from an agency of the federal government or the State of Georgia. Hazardous Waste also includes any substance that is, after the Effective Date of this Agreement, deemed hazardous by any judicial or governmental entity, body or agency having jurisdiction to make that determination.

      2.3 No Expansion of Third Party Rights. The assumption by the Purchaser of the Assumed Liabilities and the transfer thereof by the Seller shall in no way expand the rights and


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

remedies such third party would have had against the Seller had the Purchaser not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by the Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

      2.4 Allocation of the Purchase Price among the Purchased Assets. The Purchase Price shall be allocated among each item or class of the Purchased Assets as specifically set forth on or determined pursuant to Schedule 2.4. The Seller and Purchaser agree that this allocation will be used on Form 8594 and any other notice or filing required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code").

      2.5 Tax Treatment. The Purchaser and the Seller intend for the transactions contemplated by this Agreement to be treated as a taxable transactions under the Code pursuant to Section 1001.

      2.6 Proration of Certain Items. Personal property taxes relating to the Purchased Assets, utilities relating solely to the Business and other accrued but unpaid (as of the Closing Date) expenses which are customarily prorated shall be prorated as of the Closing Date such that the Seller is responsible for such expenses accruing prior to the Closing and the Purchaser is responsible for such expenses accruing from and after the Closing. Such proration shall be made within 30 days after the Closing based upon actual bills (or, if not available, based upon good faith estimates) for such prorated expenses.

      2.7 Budgets, Projections and Forecasts. The Seller has provided to the Purchaser certain forward-looking information, including budgets, projections and forecasts, relative to the Business and Purchased Assets being acquired pursuant to this Agreement. The Purchaser acknowledges, however, that the Seller makes no representation or warranty regarding such budgets and forecasts or any information contained therein, and the Purchaser hereby waives any claim for damages resulting from any information contained herein.

                                   ARTICLE III

                                     Closing

      3.1 Time and Place of the Closing. Subject to and after the fulfillment or waiver of the conditions set forth in Articles IX and X of this Agreement, the closing of the sale of the Purchased Assets shall take place at the offices Sullivan & Worcester in Boston, MA at 10:00 a.m. eastern time on September 4, 1998, or such other date, time and place as the parties may agree. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date".

      3.2 Procedure at the Closing. At the Closing, the parties agree to take the following steps which upon their completion and regardless of the order completed shall be deemed to have occurred simultaneously:


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

            3.2.1 The Seller shall deliver to the Purchaser evidence, in such form as is satisfactory to the Purchaser, that each of the conditions to the obligations of the Purchaser to purchase the Purchased Assets from the Seller which is set forth in Article VIII of this Agreement has been satisfied;

            3.2.2 The Purchaser shall deliver to the Seller evidence, in such form as is satisfactory to the Seller, that each of the conditions to the obligations of the Seller to sell the Purchased Assets to the Purchaser which is set forth in Article IX of this Agreement has been satisfied;

            3.2.3 The Seller shall deliver to the Purchaser, and the Purchaser shall deliver to the Seller, a fully executed Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit 3.2.3;

            3.2.4 The Purchaser and the Seller shall execute and deliver a lease agreement for the Lawrenceville Facility in the form attached hereto as
      Exhibit 3.2.4;

            3.2.5 The Seller shall deliver to the Purchaser a certificate of good standing of the Seller issued by the appropriate officer of the State of Georgia, together with a certificate from the appropriate officer of the State of South Carolina evidencing Seller's authorization to conduct business therein as a foreign corporation, each dated not earlier than 10 days prior to the Closing Date;

            3.2.6 The Purchaser shall deliver to the Seller a certificate of good standing of the Purchaser issued by the appropriate officer of the State of Delaware, together with certificates from the appropriate officers of the States of Georgia and South Carolina evidencing Purchaser's authorization to conduct business therein as a foreign corporation, each dated not earlier than 10 days prior to the Closing Date;

            3.2.7 The Seller shall deliver to the Purchaser a copy of resolutions adopted by its board of directors authorizing each of the transactions contemplated hereby which are to be taken by it, certified as of the Closing Date by the secretary or an assistant secretary of the Seller;

            3.2.8 The Purchaser shall deliver to the Seller a copy of resolutions adopted by its board of directors authorizing each of the transactions contemplated hereby which are to be taken by it, certified as of the Closing Date by the secretary or an assistant secretary of the Purchaser;

            3.2.9 The Purchaser shall deliver to the Seller a copy of the Certificate of Stock Designation to the Purchaser's Certificate of Incorporation, as amended (the "Stock Designation") authorizing it to issue the Preferred Stock having the rights, restrictions,


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

      privileges and preferences as set forth on Exhibit 3.2.9, certified by the appropriate officer of the State of Delaware;

            3.2.10 The Purchaser shall deliver to the Seller the Purchase Price as follows:

                  (a) $850,000.00 in cash by wire transfer or cashiers or
            certified check; and

                  (b) A certificate representing the Preferred Stock.

            3.2.11 The Purchaser and the Seller shall execute and deliver a cross receipt in the form attached hereto as Exhibit 3.2.11 acknowledging receipt of the Purchased Assets and the Purchase Price.

            3.2.12 The Seller shall execute and deliver a Non-Competition Agreement in the form attached hereto as Exhibit 3.2.12.

            3.2.13 The Purchaser and the Seller shall execute and deliver a Disposal Agreement in the form attached hereto as Exhibit 3.2.13.

            3.2.14 The Purchaser and the Seller shall execute and deliver the Registration Agreement in the form attached hereto as Exhibit 3.2.14.

            3.2.15 The Purchaser and Seller shall execute and deliver to the Seller a Resale Certificate in the form attached hereto as Exhibit 3.2.15.

                                   ARTICLE IV

                   Representations and Warranties of Seller

    The Seller makes the following representations and warranties, which representations and warranties shall survive the Closing as provided in Section 11.1:

    4.1 Organization, Power and Authority of Seller. The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Seller is legally qualified to transact business as a foreign corporation, and is in good standing under the laws of, the State of South Carolina.

    4.2 Due Authorization; Binding Obligation; No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the


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

Seller, enforceable against the Seller in accordance with its terms. Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the Seller's certificate of incorporation or bylaws;
(ii) violate or conflict with any federal or state law, statute, regulation, decree, injunction, judgement or order which is either applicable to, binding upon or enforceable against the Seller; (iii) result in any breach of or default under any material mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Seller or the Purchased Assets;
(iv) result in or require the creation or imposition of any lien upon the Purchased Assets; or (v) violate any legally protected right arising in the operation of the Seller's business of any person or entity or give to any person or entity a right or claim against the Purchaser or the Purchased Assets.

    4.3 Consents. Except as set forth on Schedule 4.3 no consent, approval or authorization of any governmental authority is required for the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of any of the transactions contemplated by this Agreement.

    4.4 Financial Statements. The Seller has previously furnished to the Purchaser a profit and loss statement of the Business for the period ended December 31, 1997 (the "P&L"). The P&L presents fairly in all material respects the results of operations of the Business for the period indicated therein and was prepared in accordance with generally accepted accounting principles, consistently applied. The books and records of the Seller with respect to the Business reflect in all material respects all transactions, properties, assets and liabilities of the Business.

    4.5 Litigation. Except as set forth on Schedule 4.5 there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated against the Seller or the Purchased Assets which could have a material adverse effect on the Business taken as a whole, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. The Business has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the operations, assets, or properties of the Business. To the best of Seller's knowledge, there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Business to take any action of any kind with respect to its operations, assets or properties.

    4.6 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected and reserved against in the books and records of the Business, (ii) set forth on Schedule 4.6 attached hereto or set forth on any other Schedule attached to this Agreement, (iii) incurred in the ordinary course of business after the date of the P&L and not material, either individually or in the aggregate, or (iv) representing ordinary course purchases of inventory, the Seller does not have any liability affecting the Purchased Assets.


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

    4.7 Good Title. Except for the Purchased Assets subject to the Lease Agreements identified on Schedule 2.2.3, the Seller has, and at the Closing will have, good and marketable title to the Purchased Assets with full power to sell, transfer and assign the same, free and clear of any lien, and by delivery of the Bill of Sale and Assignment as contemplated by Section 3.2, the Seller will deliver to the Purchaser good and marketable title to such Purchased Assets free and clear of any lien, or other than liens for taxes not yet due and payable. The Seller represents that the Purchased Assets do not represent all or substantially all of the assets of the Seller.

    4.8 Compliance with Laws. The Seller is and has been in compliance with all laws, regulations and orders applicable to the Business and the Purchased Assets, except where the failure to be in compliance would not have a material adverse effect on the Business taken as a whole.

    4.9 Tax Matters. All Tax Returns required to be filed prior to the date hereof by the Seller have been timely filed, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations. All Taxes due and payable by or with respect to the Seller have been paid and those taxes not yet due and payable will be accrued on the books and records of the Seller as of the Closing and cash has been reserved by the Seller for the payment thereof in full when due and payable (and such taxes will be paid when due and payable). There are no tax liens (other than for ad-valorem and similar taxes which are not past due) or taxes on any of the assets of the Business.

    4.10 Insurance. The Company is covered valid, outstanding and enforceable policies of insurance covering the Purchased Assets against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid and there is no default under any of the Insurance Policies.

    4.11 Licenses and Permits. The Seller has obtained all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Purchased Assets (collectively, the "Permits"), except where a failure to hold a Permit does not have a material adverse effect on the Business.

    4.12 Scrap Tires. The amount of scrap tires and scrap tire processing residual material located at the Lawrenceville Facility and the Batesburg Facility has not materially increased from that amount which existed on June 15, 1998.

    4.13 Brokers. The Seller has not paid or become obligated to pay any fee or commission of any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

    4.14 Fixed Assets. Schedule 1.1 attached hereto sets forth a true, correct and complete list of all Fixed Assets. Except as set forth on Schedule 1.1, all of the Fixed Assets (i) are in


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

good operating condition and repair, normal wear and tear excepted, and (ii) have been maintained normally and on a consistent basis.

    4.15 Books and Records. The general ledgers and books of account of the Seller and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

    4.16 Contracts and Commitments. Each of the Written Contracts of the Seller is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller has no knowledge that any Written Contract is not a valid and binding agreement of the other parties thereto. The Seller has fulfilled all material obligations required pursuant to the Written Contracts to have been performed by the Seller on its part prior to the date hereof. The Seller is not in breach of or default under any Written Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto. To the best knowledge of the Seller, there is no existing breach or default by any other party to any Written Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto. The Seller has no Written Contracts to sell products or perform services that are expected to be performed at, or to result in, a loss. Except as set forth on Schedule 1.1, the continuation, validity and effectiveness of each Written Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Written Contracts to be assigned to Buyer pursuant to this Agreement are assignable to Buyer without a consent.

    4.17 Employee Relations. With respect to the Business, the Seller is in compliance in all material respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the employees of the Seller is represented by any labor union; there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency; there is no pending labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive); and there is no material labor grievance pending against the Seller.

    4.18 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation that must be obtained or satisfied by the Seller and that are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on Schedule 4.18 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied, except where the failure to obtain such consents, approvals or authorizations will not have a material adverse effect on the Business or the Purchased Assets.


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

                                    ARTICLE V

                   Representations and Warranties of Purchaser

    The Purchaser makes the following representations and warranties, which representations and warranties shall survive the Closing as provided in Section 11.2:

    5.1 Organization, Power and Authority of the Purchaser. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Purchaser is legally qualified to transact business in, and is in good standing under the laws of, the States of Georgia and South Carolina.

    5.2 Due Authorization; Binding Obligation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) contravene any provision of the Purchaser's charter or bylaws; (ii) violate or conflict with any federal or state law, statute, regulation, decree, injunction, judgement or order which is either applicable to, binding upon or enforceable against the Purchaser; (iii) result in any breach of or default under any material mortgage, contract, agreement or other instrument which is either binding upon or enforceable against the Purchaser; or (iv) violate any legally protected right arising in the operation of the Purchaser's business of any person or entity or give to any person or entity a right or claim against the Seller or the Purchase Price.

    5.3 Capitalization. The shares of Preferred Stock to be issued pursuant to this Agreement are duly authorized, validly issued, fully-paid and non-assessable and will be free of any liens and encumbrances. The Preferred Stock has been issued by the Purchaser in compliance with all applicable federal and state securities laws. The Preferred Stock has the rights, preferences, privileges and restrictions set forth in the Stock Designation. The Company has, and shall at all times ensure, that it has reserved a number of shares of Common Stock sufficient for the conversion of all shares of Preferred Stock outstanding at any time.

    5.4 Consents. No consent, approval or authorization of any governmental authority is required for the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of any of the transactions contemplated by this Agreement.

    5.5 Brokers. The Purchaser has not paid or become obligated to pay any fee or commission or any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.


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                                   ARTICLE VI

                         Additional Covenants of Seller

    6.1 Best Efforts. The Seller will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article VIII to the obligation of the Purchaser to purchase the Purchased Assets pursuant to this Agreement.

    6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of the Purchaser:

           6.2.1 The Seller will use its best efforts to operate the Business in the manner in which the same have heretofore been operated;

           6.2.2 The Seller will use its best efforts to maintain the Purchased Assets in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and will maintain insurance of such types and in such amounts upon all of the Purchased Assets as is in effect on the date of this Agreement.

    6.3 Access to the Business and the Records. From and after the execution and delivery of this Agreement, the Seller will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the locations at which the business is operated sufficient to enable the Purchaser to inspect the Purchased Assets, and the Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request.

                                   ARTICLE VII

                      Additional Covenants of the Purchaser

    7.1 Best Efforts. The Purchaser will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article IX to the obligation of the Seller to sell the Purchased Assets pursuant to this Agreement.

    7.2 Post-Closing Scrap Tire Obligations. From and after the Closing Date, the Purchaser shall, as soon as reasonably practicable and in accordance with all applicable laws and regulations, fulfill and satisfy the Post-Closing Scrap Tire Obligations.

                                  ARTICLE VIII

                   Conditions to Obligations of the Purchaser

    The obligation of the Purchaser to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:


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

    8.1 Accuracy of Representations and Warranties; Compliance with Obligations; Execution and Delivery of Closing Items. The representations and warranties of the Seller contained in this Article IV shall have been true and correct at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Seller shall have duly performed and complied with in all material respects all of the covenants and agreements of the Seller contained in this Agreement to be performed or complied with at or prior to the Closing Date. The Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by a senior officer of the Seller, certifying that such representations and warranties in Article IV are thus true and correct and that all such covenants and agreements have been thus performed and complied with. The Seller shall have executed and delivered on or prior to the Closing Date each of the items required to be executed and delivered by it pursuant to Section 3.2 of this Agreement.

    8.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or which affects the right of the Seller to sell or the Purchaser to own, operate or control the Purchased Assets.

                                   ARTICLE IX

                     Conditions to Obligations of the Seller

    The obligation of the Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

    9.1 Accuracy of Representations and Warranties; Compliance with Obligations; Execution and Delivery of Closing Items. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. The Purchaser shall have duly performed and complied with in all material respects all of the covenants and agreements of the Purchaser contained in this Agreement to be performed or complied with at or prior to the Closing Date. The Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by one a senior officer of the Purchaser, certifying that such representations and warranties are thus true and correct and that all such covenants and agreements have been thus performed and complied with. The Purchaser shall have executed and delivered on or prior to the Closing Date each of the items required to be executed and delivered by it pursuant to Section 3.2 of this Agreement.

    9.2 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to the Purchaser or any other transaction contemplated hereby, or which affects the right of the Seller to sell or the Purchaser to own, operate or control the Purchased Assets.

                                    ARTICLE X

                        Certain Actions After the Closing

    10.1 Delivery of Property Received by the Seller After Closing. The Seller agrees that it will transfer or deliver to the Purchaser, promptly after the receipt thereof, any cash or other property which the Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders or any other items transferred or intended to be transferred to the Purchaser as part of the Purchased Assets under this Agreement.

    10.2 Execution of Further Documents. From and after the Closing, upon the reasonable request of any party hereto, the other party shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers and assurances as may be required or otherwise appropriate to carry out the transactions contemplated by this Agreement.

    10.3 Restrictions on Sales of Purchaser's Securities. Subject always to the rights granted to the Seller in the Registration Agreement, the Seller hereby agrees, for the period commencing as of the Closing Date and continuing until thirty (30) months following the Closing Date, that it shall not sell, pledge, transfer to an unaffiliated third party, or otherwise dispose of or grant any option or purchase right with respect to, any securities (including shares of Common Stock issuable upon conversion of the Preferred Stock), or engage in any short sale, hedging transaction or other derivative security transaction involving the Preferred Stock or any Common Stock held by the Seller as a result of the conversion of the Preferred Stock.

    10.4 Sharing of Data. The Purchaser shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business and is needed by the Purchaser in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Purchaser pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Seller and the Purchaser each agree that if at the end of such seven year period either party hereto is involved in a dispute (of which the other party hereto has been notified) with regard to records held by the party not engaged in the dispute, the party not engaged in the dispute shall not destroy such records during the pendency of such dispute.

    10.5 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

    10.6 [OMITTED]

    10.7 Employees. Effective as of the Closing, the Seller shall terminate the employment of each of the employees of the Business and the Purchaser shall offer employment to each such employee, except for those employees listed on
Schedule 10.7. The Seller hereby consents to the hiring of such employees by the Purchaser and waives, with respect to the employment by the Purchaser of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

                                   ARTICLE XI

                                 Indemnification

    11.1 Agreement by the Seller to Indemnify. Subject to the other provisions of this Article XI (including this Section 11.1), the Seller agrees that it will indemnify and hold harmless the Purchaser in respect of the aggregate of all Damages (as defined below). For purposes of this Agreement, "Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel fees and expenses) incurred or suffered by the Purchaser to the extent (i) resulting from any breach of a representation or warranty of the Seller in Article IV or (ii) resulting from any default in the performance of any of the covenants or agreements of the Seller in this Agreement.

           11.1.1 Each of the representations and warranties of the Seller in
    Article IV shall survive for a period of twelve (12) months after the Closing Date, and thereafter all such representations and warranties shall expire. No claim for the recovery of Damages may be asserted by the Purchaser against the Seller or its successors in interest after such representations and warranties shall thus expire; provided, however, that bona fide claims first asserted in writing within the applicable period shall not thereafter be barred.

           11.1.2 Notwithstanding any other provision herein to the contrary, the Seller shall not be liable to the Purchaser (a) for any Damages until all Damages incurred by the Purchaser under Section 11.1 exceed an aggregate of $120,000.00 (the "Indemnification Threshold"), in which case the Seller shall be liable only for Damages exceeding the Indemnification Threshold, or
    (b) for any Damages in excess of the Actual Purchase Price.

           11.1.3 Except as otherwise expressly provided in Section 12.3, the rights and remedies provided in this Section 11.1 shall be the sole and exclusive rights and remedies of the Purchaser in connection with any breach of a representation or warranty of the Seller in Article IV or any default in the performance of any of the covenants or agreements of the Seller in this Agreement.

    11.2 Agreement by the Purchaser to Indemnify. The Purchaser shall indemnify and hold harmless the Seller in respect of all Losses (as defined below). For purposes of this Agreement, "Losses" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Seller to the extent (i) resulting from any breach of a representation or warranty of the Purchaser in Article V or elsewhere herein, (ii) resulting from any default in the performance of any of the covenants or agreements of the Purchaser in this Agreement, including all obligations of the Purchaser in respect to Assumed Liabilities, (iii) resulting any claims relating to the Assumed Liabilities or (iv) resulting from the failure of the Parties to comply with any applicable Bulk Transfer Provisions (as hereinafter defined).

           11.2.1 Each of the representations and warranties of the Purchaser in
    Article V (other than the representations and warranties of the Purchaser made in Section 5.3 of the Agreement) shall survive for a period of twelve
    (12) months after the Closing Date and thereafter all such representations and warranties shall expire. The representations and warranties of the Purchaser made in Section 5.3 of this Agreement shall survive until the Preferred Stock has been converted. The covenant of the Purchaser found in
    Section 7.2 shall survive until the obligations specified therein have been fully performed and satisfied by Purchaser. No claim for recovery of Losses may be asserted by the Seller against the Purchaser or its successors in interest after such representations and warranties or covenants shall thus expire; provided, however, that bona fide claims first asserted in writing within the applicable period shall not thereafter be barred.

           11.2.2 Notwithstanding any other provision herein to the contrary, the Purchaser shall not be liable to the Seller (a) for any Damages until all Damages incurred by the Seller under Section 11.2 exceed an aggregate of $120,000.00 (the "Indemnification Threshold"), in which case the Purchaser shall be liable only for Damages exceeding the Indemnification Threshold, or
    (b) for any Damages in excess of the Actual Purchase Price.

           11.2.3 Except as otherwise expressly provided in Section 12.3, the rights and remedies provided in this Section 11.2 shall be the sole and exclusive rights and remedies of the Seller in connection with any breach of a representation or warranty of the Purchaser in Article V or any default in the performance of any of the covenants or agreements of the Purchaser in this Agreement.

    11.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 10.4 of this Agreement.

           11.3.1 In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement and where money damages are the sole and exclusive remedy, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after receiving notification of such claim, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

           11.3.2 The Seller hereby acknowledges and agrees that any claim for indemnification by the Purchaser under this Section 11 or under any other provision of this Agreement, may, at the Purchaser's sole option, be set off against the Purchaser's obligation to issue shares of Common Stock upon conversion of the Preferred Stock. All indemnification by the Purchaser, on the one hand, or the Seller, on the other hand, hereunder (to the extent not satisfied in the manner specified in the preceding sentence) shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

                                   ARTICLE XII

                                  Miscellaneous

    12.1 Transaction Expenses. Each party shall pay its own legal, accounting and other transaction expenses in connection with the transactions contemplated hereby.

    12.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

    12.3 Termination.

    12.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transaction contemplated hereby may be abandoned:

           (a) by the mutual written consent of all of the parties hereto at any time prior to the Closing Date;

           (b) by any party in the event of the material breach by any other party of any provision of this Agreement which breach is not remedied by the breaching party within 20 days after receipt of notice thereof from the terminating party.

    If this Agreement is terminated pursuant to clauses (a) of this paragraph 12.3.1, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses (b), of this paragraph 12.3.1 shall be without prejudice to any other rights or remedies, if any, of the respective parties.

           12.3.2 This Agreement may be terminated by any party hereto upon written notice to the other party hereto, without liability for any costs, expenses, loss of anticipated profit or any further obligation for breach or warranty or otherwise to any party to this Agreement, if the Closing does not occur on or prior to August __, 1998 unless such date is extended by the written consent of Purchaser and Seller; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date.

    12.4 Entire Agreement. This Agreement, including the exhibits and schedules, contains the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated hereby, and supersedes all prior understandings and agreements (oral and written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions and effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

    12.5 Interpretation. The descriptive headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit to this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Time shall be of the essence in this Agreement.

    12.6 Execution in Counterpart. This Agreement may be executed in any number of counterpart, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

    12.7 Notices. Any notice, consent, approval, request, other communications or information to be given or made hereunder to any of the parties by any other party shall be in writing and (a) delivered personally, (b) sent by express delivery service or certified mail, postage prepaid, or (c) sent by facsimile as follows:

    If to the Seller, addressed to:

                 Republic Services, Inc.
                 110 S.E. 6th Street
                 Suite 2800
                 Ft. Lauderdale, Florida 33301
                 Attn: General Counsel
                 Fax: (954) 769-6527

    If to the Purchaser, addressed to:

                 GreenMan Technologies, Inc.
                 7 Kimball Lane
                 Building A.
                 Lynnfield, Massachusetts 01940
                 Attn:  President
                 Fax: (781) 224-0114

    Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by express delivery service or certified mail shall be deemed to have been given on the date it is received, and any notice given by facsimile transmission shall be deemed to have been give on the date sent (so long as sender receives confirmation of transmission and a hard copy of such notice is sent by U.S.
mail).

    12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

    12.9 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted herein, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without prior consent of the other party hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other party, except that any party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other party prior to making such disclosure).

    12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby are fulfilled to the greatest extent possible.

    12.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of the other party.

    12.12 Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the Seller and the Purchaser and their respective successors and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person or entity any legal or equitable rights hereunder.

    12.13 Bulk Transfer. The Purchaser and the Seller hereby waive compliance with any applicable state's Uniform Commercial Code - Bulk Transfer provisions ("Bulk Transfer Provisions") which may be applicable to the transactions contemplated hereby.

    12.14 Investment Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their counsel.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE TO FOLLOW

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   UNITED WASTE SERVICES, INC.


                                   By:    /s/ David A. Barclay
                                          ------------------------
                                   Name:  David A. Barclay
                                          ------------------------
                                   Title: Assistant Secretary
                                          ------------------------


                                   GREENMAN TECHNOLOGIES, INC.


                                   By:    /s/ Charles E. Coppa
                                          ------------------------
                                   Name:  Charles E. Coppa
                                          ------------------------
                                   Title: Acting CFO
                                          ------------------------


                                   GREENMAN ACQUISITION CORP.


                                   By:    /s/ Charles E. Coppa
                                          ------------------------
                                   Name:  Charles E. Coppa
                                          ------------------------
                                   Title: Treasurer
                                          ------------------------